EXHIBIT 8.1

APOLLO RESOURCES INTERNATIONAL ANNOUNCES SALE OF EARTH BIOFUELS SUBSIDIARY
Wednesday, September 14, 9:00 am, ET

DALLAS—(BUSINESS WIRE)—September 14, 2005—Apollo Resources International, Inc. (OTCBB: AOOR - News) today announced that it has sold its 80% ownership of Earth Biofuels, Inc. to Meadows Springs, Inc. (OTCBB: MDWS - News).

Under terms of the deal, Apollo will receive 88.09% of the outstanding common stock in Meadows Springs in exchange for its interest in Earth Biofuels.

Apollo Resources International is a public energy company focused on the acquisition and development of upstream oil and natural gas production assets.  Additionally, the Company evaluates and develops existing and future alternative energy sources.

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, commonly identified by such terms as “believes,” “looking ahead,” “anticipates,” “estimates” and other terms with similar meaning.  Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.  Important factors that could cause actual results to differ materially from the Company’s projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions.

Contact:

Investor Contact

Doug Jones, 214-522-0915